Exhibit 99

HMN Financial, Inc. Announces Fourth Quarter Results

Fourth Quarter Highlights

  Net income of $0.1 million compared to net loss of $2.5 million in the fourth quarter of 2008
  Diluted loss per common share of $0.08 compared to diluted loss per common share of $0.70 in the fourth quarter of 2008
  Provision for loan losses down $4.8 million from fourth quarter of 2008
  Net interest margin of 3.28%, up 29 basis points from fourth quarter of 2008
  Non-performing assets of $77.4 million, up $0.2 million from third quarter of 2009

Annual Highlights

  Net loss of $10.8 million compared to net loss of $10.1 million for 2008
  Diluted loss per common share of $3.39 compared to diluted loss per common share of $2.78 for 2008
  Provision for loan losses of $26.7 million for 2009, same as for 2008
  Net interest margin of 3.33%, up 17 basis points from 2008
  Non-performing assets of $77.4 million, up $2.6 million from December 31, 2008
  Total assets decreased $109 million in 2009

ROCHESTER, Minn.--(BUSINESS WIRE)--January 25, 2010--HMN Financial, Inc. (NASDAQ:HMNF):

EARNINGS (LOSS) SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net income (loss)	$149	(2,538)	$(10,796)	(10,127)
Net loss available to common stockholders	(292)	(2,575)	(12,543)	(10,164)
Diluted loss per common share	(0.08)	(0.70)	(3.39)	(2.78)
Return (loss) on average assets	0.06%	(0.88)%	(1.00)%	(0.91)%
Return (loss) on average common equity	0.59%	(11.43)%	(10.33)%	(10.61)%
Book value per common share	$17.94	21.31	$17.94	21.31

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.0 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $149,000 for the fourth quarter of 2009, a $2.6 million improvement from a net loss of $2.5 million for the fourth quarter of 2008. Due to preferred stock dividends and discounts, there was a net loss available to common shareholders for the fourth quarter of 2009 of $292,000, a change of $2.3 million, from a net loss available to common shareholders of $2.6 million for the fourth quarter of 2008. Diluted loss per common share for the fourth quarter of 2009 was $0.08, a $0.62 improvement from the diluted loss per common share of $0.70 for the fourth quarter of 2008. The improvement in net income for the quarter is due primarily to a $4.8 million decrease in the loan loss provision between the periods as a result of a decrease in the allowance required for risk-rated commercial real estate loans.

President’s Statement

"We are pleased to report net income for the fourth quarter of 2009,” said Bradley Krehbiel, Principal Executive Officer of HMN. “The economic environment for commercial real estate continues to be challenging; however, we are encouraged by the renewed interest in some of the real estate supporting some of our non-performing loans. We continue to focus our efforts on reducing non-performing assets, reducing industry loan concentrations, increasing our core deposit relationships and reducing expenses. We believe that, over time, our focus on these areas will be effective in generating improved financial results. In the meantime, Home Federal Savings Bank continues to have adequate available liquidity and its capital position remains above the levels required for it to be considered a well capitalized financial institution by regulatory standards.”

Fourth Quarter Results

Net Interest Income

Net interest income was $8.0 million for the fourth quarter of 2009, a decrease of $245,000, or 3.0%, compared to $8.3 million for the fourth quarter of 2008. Interest income was $13.3 million for the fourth quarter of 2009, a decrease of $2.8 million, or 17.3%, from $16.1 million for the same period in 2008. Interest income decreased primarily because of a $129.4 million decrease in the average interest-earning assets between the periods. The decrease in average interest-earning assets is primarily the result of a decrease in outstanding loans between the periods. Interest income also decreased because of a decline in the average yields earned on loans and investments. The decreased average yields were the result of the 175 basis point decrease in the prime interest rate that occurred in the fourth quarter of 2008. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the increase in non-performing loans between the periods. The average yield on interest earning assets was 5.43% for the fourth quarter of 2009, a decrease of 38 basis points from the 5.81% average yield for the fourth quarter of 2008.

Interest expense was $5.3 million for the fourth quarter of 2009, a decrease of $2.5 million, or 32.6%, from $7.8 million for the fourth quarter of 2008. Interest expense decreased primarily because of a $133.1 million decrease in average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered certificates of deposits between the periods. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 175 basis point decrease in the federal funds rate that occurred during the fourth quarter of 2008 and the 225 basis point decrease that occurred in the first nine months of 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposits which do not re-price immediately when the federal funds rate changes. The average interest rate paid on interest bearing liabilities was 2.28% for the fourth quarter of 2009, a decrease of 68 basis points from the 2.96% average rate paid in the fourth quarter of 2008. Net interest margin (net interest income divided by average interest earning assets) for the fourth quarter of 2009 was 3.28%, an increase of 29 basis points, compared to 2.99% for the fourth quarter of 2008.

Provision for Loan Losses

The provision for loan losses was $3.4 million for the fourth quarter of 2009, a decrease of $4.8 million, or 58.1%, from $8.2 million for the fourth quarter of 2008. The provision decreased primarily because of a decrease in the allowance required for risk-rated commercial loans in the fourth quarter of 2009 when compared to the same period in 2008. In the fourth quarter of 2008, the provision for loan losses increased primarily due to declines in the estimated value of the real estate supporting commercial real estate loans. Total non-performing assets were $77.4 million at December 31, 2009, an increase of $184,000, or 0.2%, from $77.2 million at September 30, 2009. During the fourth quarter of 2009, non-performing loans decreased $584,000 to $61.1 million and foreclosed and repossessed assets increased $768,000 to $16.3 million. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
September 30, 2009	$61,711	September 30, 2009	$15,494
Classified as non-performing	9,076	Transferred from non-performing loans	2,116
Charge offs	(6,888)	Other foreclosures/repossessions	165
Principal payments received	(384)	Real estate sold	(1,451)
Classified as accruing	(272)	Net gain on sale of assets	57
Transferred to real estate owned	(2,116)	Write downs	(119)
December 31, 2009	$61,127	December 31, 2009	$16,262

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2008.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2009	2009	2008
Non-Accruing Loans:
One-to-four family real estate	$2,132	$1,857	$7,251

Commercial real estate	37,122	38,731	46,953
Consumer	4,086	4,302	5,298
Commercial business	17,787	16,821	4,671
Total	61,127	61,711	64,173

Other assets	0	0	25
Foreclosed and Repossessed Assets:
One-to-four family real estate	1,011	793	258
Consumer	5	0	0
Commercial real estate	15,246	14,701	10,300
Total non-performing assets	$77,389	$77,205	$74,756
Total as a percentage of total assets	7.47%	7.48%	6.53%
Total non-performing loans	$61,127	$61,711	$64,173
Total as a percentage of total loans receivable, net	7.65%	7.54%	7.12%
Allowance for loan loss to non-performing loans	38.95%	43.82%	33.12%

Delinquency Data:
Delinquencies (1)
30+ days	$11,140	$3,769	$11,488
90+ days	0	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	1.37%	0.45%	1.26%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters and December 31, 2008.

Property Type	# of relationships	Principal Amount of Loan at December 31, 2009	# of relationships	Principal Amount of Loan at September 30, 2009	# of relationships	Principal Amount of Loan at December 31, 2008
Residential developments	7	$12,030	7	$13,995	6	$17,680
Single family homes	2	3,088	3	1,615	4	898
Condominiums	0	0	0	0	1	5,440
Hotels	1	4,999	1	4,999	1	4,999
Alternative fuel plants	2	12,834	2	12,789	2	12,492
Shopping centers/retail	2	1,136	3	2,349	2	1,237
Elderly care facilities	0	0	0	0	3	4,037
Restaurants/bar	4	2,436	4	2,984	0	0
Office building	1	599	0	0	1	169
	19	$37,122	20	$38,731	20	$46,953

Non-Interest Income and Expense

Non-interest income was $2.1 million for the fourth quarter of 2009, an increase of $291,000, or 16.3%, from $1.8 million for the fourth quarter of 2008. Gain on sales of loans increased $207,000 between the periods primarily because of an increase in the single-family loans that were sold. Other non-interest income increased $134,000 between the periods due primarily to an increase in the gains recognized on the sale and subsequent lease back of a branch facility and an increase in rental income on other real estate owned. Mortgage servicing fees increased $39,000 because of an increase in the single-family mortgage loans being serviced between the periods as more loans were sold with the servicing rights retained. Fees and service charges decreased $89,000 between the periods primarily because of a decrease in overdraft fees.

Non-interest expense was $6.6 million for the fourth quarter of 2009, an increase of $88,000, or 1.3%, from $6.5 million for the fourth quarter of 2008. Deposit insurance costs increased $271,000 due to increased Federal Deposit Insurance Corporation (FDIC) insurance premium costs. Losses (gains) on real estate owned increased $88,000 primarily because of the additional reserves established due to decreases in the estimated value of the real estate. Compensation expense increased $62,000 primarily due to an increase in employee benefit costs. Other operating expenses decreased $135,000 between the periods primarily because of a decrease in legal and other professional services between the periods. Data processing costs decreased $114,000 between the periods primarily because of decreases in third party vendor charges for internet and other banking services as a result of the system conversion that occurred in the fourth quarter of 2008. Occupancy expense decreased $84,000 between the periods primarily because of a decrease in depreciation expense and non-capitalized software and equipment purchases. Income tax benefit decreased $2.0 million between the periods primarily because of an increase in taxable income.

Net Loss Available to Common Shareholders

The net loss available to common shareholders was $292,000 for the fourth quarter of 2009, an improvement of $2.3 million, or 88.7%, from the $2.6 million net loss available to common shareholders in the fourth quarter of 2008. The net loss available to common shareholders decreased primarily because of the increase in net income between the periods which was partially offset by a $404,000 increase in the preferred stock dividend and discount costs in the fourth quarter of 2009 compared to the same period in 2008. The increased preferred stock dividends and discount costs in the fourth quarter of 2009 are the result of the preferred shares being outstanding for the entire quarter compared to a being outstanding for only a partial quarter in the fourth quarter of 2008.

Return on Assets and Equity

Return on average assets for the fourth quarter of 2009 was 0.06%, compared to a loss on average assets of 0.88% for the fourth quarter of 2008. Return on average common equity was 0.59% for the fourth quarter of 2009, compared to a loss on average common equity of 11.43% for the same period of 2008. Book value per common share at December 31, 2009 was $17.94, compared to $21.31 at December 31, 2008.

Annual Results

Net Loss

The net loss was $10.8 million for 2009, an increased loss of $669,000, from the $10.1 million loss for 2008. The net loss available to common shareholders was $12.5 million for the year ended December 31, 2009, an increased loss of $2.3 million, from the net loss available to common shareholders of $10.2 million for 2008. Diluted loss per common share for the year ended December 31, 2009 was $3.39, an increased loss of $0.61 from the $2.78 diluted loss per common share for the year ended December 31, 2008.

Net Interest Income

Net interest income was $33.9 million for 2009, an increase of $187,000, or 0.6%, from $33.7 million for 2008. Interest income was $57.8 million for 2009, a decrease of $8.7 million, or 13.1%, from $66.5 million for 2008. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 400 basis point decrease in the prime interest rate that occurred during 2008. Decreases in the prime rate generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the decrease in the average net loans receivable of $39.1 million between the periods. Interest income was adversely affected by the increase in non-performing loans between the periods. The average yield earned on interest-earning assets was 5.68% for 2009, a decrease of 55 basis points from the 6.23% average yield for 2008.

Interest expense was $23.9 million for 2009, a decrease of $8.9 million, or 27.2%, from $32.8 million for 2008. Interest expense decreased primarily because of lower interest rates paid on money market and certificates of deposit accounts. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred during 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. Interest expense also decreased because of a $43.3 million decrease in average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered certificates of deposits between the periods. The average interest rate paid on interest-bearing liabilities was 2.49% for 2009, a decrease of 78 basis points from the 3.27% paid for 2008. Net interest margin (net interest income divided by average interest earning assets) for 2009 was 3.33%, an increase of 17 basis points, compared to 3.16% for 2008.

Provision for Loan Losses

The provision for loan losses was $26.7 million for 2009, the same as for 2008. The provision for loan losses remained elevated in 2009 primarily because of high loan loss allowances recorded for specific commercial real estate loans due to decreases in the estimated value of the underlying collateral supporting the loans. An additional provision for loan losses of $2.9 million was recorded on two non-performing residential development loans and a $3.0 million provision for loan losses was established on two alternative fuel plants based on updated appraised values during 2009. An analysis of the loan portfolio during the year resulted in a $2.7 million increase in the loan loss provision for other risk-rated loans and $1.0 million in additional reserves were established during the year on two loans to financial institutions due to the deterioration of their financial condition. The loan loss provision for 2009 also includes a $6.9 million increase on two unrelated commercial loans that were charged off after it was determined that the collateral supporting the loans was inadequate due to the apparently fraudulent actions of the respective borrowers. The loan loss provision for 2008 included a $12.0 million provision and related charge off due to apparently fraudulent activity on a commercial loan. Total non-performing assets were $77.4 million at December 31, 2009, an increase of $2.6 million, or 3.5%, from $74.8 million at December 31, 2008. Non-performing loans decreased $3.1 million to $61.1 million and foreclosed and repossessed assets increased $5.7 million to $16.3 million. The non-performing loan and foreclosed and repossessed asset activity for the year was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2008	$64,173	December 31, 2008	$10,583
Classified as non-performing	44,632	Transferred from non-performing loans	17,219
Charge offs	(25,031)	Other foreclosures/repossessions	1,237
Principal payments received	(4,322)	Real estate sold	(9,819)
Classified as accruing	(1,106)	Net gain on sale of assets	1,436
Transferred to real estate owned	(17,219)	Write downs	(4,394)
December 31, 2009	$61,127	December 31, 2009	$16,262

A reconciliation of the allowance for loan losses for 2009 and 2008 is summarized as follows:

(in thousands)	2009	2008
Balance at January 1,	21,257	$12,438
Provision	26,699	26,696
Charge offs:
Commercial	(9,421)	(13,784)
Commercial real estate	(13,548)	(3,454)
Consumer	(1,980)	(612)
Single family mortgage	(82)	(78)
Recoveries	886	51
Balance at December 31,	$23,811	$21,257

Non-Interest Income and Expense

Non-interest income was $8.1 million for 2009, an increase of $1.0 million, or 13.8%, from $7.1 million for 2008. Gain on sales of loans increased $1.6 million between the periods because of an increase in the sales of single family mortgages between the periods. Mortgage servicing fees increased $87,000 between the periods due to an increase in the single-family mortgage loans being serviced. Security gains decreased $474,000 because of decreased investment sales. Fees and service charges decreased $132,000 between the periods primarily because of decreased retail deposit account overdrafts and fees. Other non-interest income decreased $124,000 between the periods due primarily to a decrease in the sales of uninsured investment products.

Non-interest expense was $31.7 million for 2009, an increase of $2.5 million, or 8.4%, from $29.2 million for 2008. Losses on real estate owned increased $4.1 million between the periods primarily because the losses recognized on three residential developments caused by a decrease in their estimated value exceeded the gains recognized on the sale of two commercial real estate properties. Deposit insurance premiums increased $1.3 million due to increased FDIC insurance premium costs. Compensation expense increased $968,000 between the periods primarily because of additional staffing in the mortgage, commercial and computer operations areas and costs associated with the employment agreement of a former executive officer. Other non-interest expenses increased $919,000 primarily because of an increase in the costs related to other real estate owned. These increases were offset by a $3.8 million decrease in goodwill impairment charges between the periods. Data processing costs decreased $549,000 between the periods primarily because of decreases in third party vendor charges for internet and other banking services as a result of the system conversion that occurred in the fourth quarter of 2008. Occupancy expense decreased $437,000 primarily because of a decrease in depreciation expense and non-capitalized software and equipment purchases.

The income tax benefit was $5.6 million for the year ended December 31, 2009, an increased benefit of $623,000, compared to a $5.0 million benefit for the year ended December 31, 2008. The increased income tax benefit was due to an increased taxable loss and an effective tax rate that increased from 33.0% for 2008 to 34.2% for 2009. The effective tax rate was lower in 2008 primarily due to the nondeductible goodwill impairment charge that was recorded in 2008.

Net Loss Available to Common Shareholders

The net loss available to common shareholders was $12.5 million for the year ended December 31, 2009, an increased loss of $2.3 million, from the net loss available to common shareholders of $10.2 million for 2008. The net loss available to common shareholders increased primarily because of the $1.7 million increase in the preferred stock dividend and discount costs between the periods. The increased preferred stock dividend and discount costs in 2009 are the result of the preferred stock being outstanding for the entire year compared to only a partial year in 2008 as it was issued on December 23, 2008.

Loss on Assets and Equity

Loss on average assets for 2009 was 1.00%, compared to 0.91% for 2008. Loss on average common equity was 10.33% for 2009, compared to 10.61% for 2008.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal Savings Bank also operates loan origination offices located in Rochester, Minnesota and Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding reducing non-performing assets, reducing industry loan concentrations, increasing core retail and commercial deposit relationships, reducing expenses and generating improved financial results. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; the Company’s use of the proceeds from the sale of securities to the U.S. Treasury Department or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2009	2008

Assets
Cash and cash equivalents	$16,418	15,729
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $51,840 and $76,166)	53,559	77,327
Other marketable securities
(amortized cost $105,723 and $95,445)	106,043	97,818
	159,602	175,145

Loans held for sale	2,965	2,548
Loans receivable, net	799,256	900,889
Accrued interest receivable	4,024	5,568
Real estate, net	16,257	10,558
Federal Home Loan Bank stock, at cost	7,286	7,286
Mortgage servicing rights, net	1,315	728
Premises and equipment, net	10,766	13,972
Prepaid expenses and other assets	6,762	4,408
Deferred tax asset, net	11,590	8,649
Total assets	$1,036,241	1,145,480

Liabilities and Stockholders’ Equity
Deposits	$796,011	880,505
Federal Home Loan Bank Advances and Federal Reserve Borrowings	132,500	142,500
Accrued interest payable	2,108	6,307
Customer escrows	1,427	639
Accrued expenses and other liabilities	4,257	3,316
Total liabilities	936,303	1,033,267
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value)
Authorized 500,000 shares; issued shares 26,000	23,785	23,384
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	58,576	60,687
Retained earnings, subject to certain restrictions	86,115	98,067
Accumulated other comprehensive income	1,230	2,091
Unearned employee stock ownership plan shares	(3,577)	(3,771)
Treasury stock, at cost 4,883,378 and 4,961,032 shares	(66,282)	(68,336)
Total stockholders’ equity	99,938	112,213
Total liabilities and stockholders’ equity	$1,036,241	1,145,480

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data)	2009	2008	2009	2008
Interest income:
Loans receivable	$12,112	14,098	51,876	58,671
Securities available for sale:
Mortgage-backed and related	591	818	2,768	1,615
Other marketable	564	1,134	3,039	5,775
Cash equivalents	0	2	1	198
Other	37	42	87	253
Total interest income	13,304	16,094	57,771	66,512

Interest expense:
Deposits	3,703	6,212	17,579	27,157
Federal Home Loan Bank advances and Federal Reserve borrowings	1,557	1,593	6,289	5,639
Total interest expense	5,260	7,805	23,868	32,796
Net interest income	8,044	8,289	33,903	33,716
Provision for loan losses	3,445	8,216	26,699	26,696
Net interest income after provision
for loan losses	4,599	73	7,204	7,020

Non-interest income:
Fees and service charges	1,066	1,155	4,137	4,269
Mortgage servicing fees	272	233	1,042	955
Securities gains, net	0	0	5	479
Gain on sales of loans	415	208	2,273	651
Other	327	193	625	749
Total non-interest income	2,080	1,789	8,082	7,103

Non-interest expense:
Compensation and benefits	3,119	3,057	13,432	12,464
Losses (gains) on real estate owned	61	(27)	3,873	(187)
Occupancy	1,013	1,097	4,084	4,521
Deposit insurance	445	174	1,973	678
Data processing	294	408	1,182	1,731
Goodwill impairment charge	0	0	0	3,801
Other	1,690	1,825	7,145	6,226
Total non-interest expense	6,622	6,534	31,689	29,234
Income (loss) before income tax benefit	57	(4,672)	(16,403)	(15,111)
Income tax benefit	(92)	(2,134)	(5,607)	(4,984)
Net income (loss)	149	(2,538)	(10,796)	(10,127)
Preferred stock dividends and discount	(441)	(37)	(1,747)	(37)

Net loss available to common shareholders	$(292)	(2,575)	(12,543)	(10,164)
Basic loss per common share	$(0.08)	(0.70)	(3.39)	(2.78)
Diluted loss per common share	$(0.08)	(0.70)	(3.39)	(2.78)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended		Year Ended
SELECTED FINANCIAL DATA:	December 31,		December 31,
(dollars in thousand, except per share data)	2009	2008	2009	2008
I. OPERATING DATA:
Interest income	$13,304	16,094	57,771	66,512
Interest expense	5,260	7,805	23,868	32,796
Net interest income	8,044	8,289	33,903	33,716

II. AVERAGE BALANCES:
Assets (1)	1,027,162	1,150,853	1,074,233	1,112,348
Loans receivable, net	811,309	898,549	848,696	887,836
Mortgage-backed and related securities (1)	136,118	180,906	146,484	154,559
Interest-earning assets (1)	972,231	1,101,622	1,017,838	1,068,309
Interest-bearing liabilities	916,802	1,049,854	959,793	1,003,142
Equity (1)	99,761	88,340	104,489	95,460

III. PERFORMANCE RATIOS: (1)
Return (loss) on average assets (annualized)	0.06%	(0.88)%	(1.00)%	(0.91)%
Interest rate spread information:
Average during period	3.15	2.85	3.19	2.96
End of period	3.12	3.11	3.12	3.11
Net interest margin	3.28	2.99	3.33	3.16
Ratio of operating expense to average
total assets (annualized)	2.56	2.26	2.95	2.63
Return (loss) on average common equity (annualized)	0.59	(11.43)	(10.33)	(10.61)
Efficiency	65.41	64.84	75.48	71.62
	December 31,	December 31,
	2009	2008
IV. ASSET QUALITY :
Total non-performing assets	$77,389	74,756
Non-performing assets to total assets	7.47%	6.53%
Non-performing loans to total loans receivable, net	7.65%	7.12%
Allowance for loan losses	$23,811	21,257
Allowance for loan losses to total assets	2.30%	1.86%
Allowance for loan losses to total loans receivable, net	2.98	2.36
Allowance for loan losses to non-performing loans	38.95	33.12

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	17.94	21.31

	Year Ended	Year Ended
	Dec 31, 2009	Dec 31, 2008
VI. CAPITAL RATIOS :
Stockholders’ equity to total assets, at end of period	9.64%	9.80%
Average stockholders’ equity to average assets (1)	9.73	8.58
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	106.05	106.50
	December 31,	December 31,
	2009	2008
VII. EMPLOYEE DATA:
Number of full time equivalent employees	212	204
(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
Principal Executive Officer